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                                                             EXHIBIT (a)(5)(i)



THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
    TO SELL ANY SECURITIES. THE EXCHANGE OFFER IS MADE SOLELY BY THE CONSENT SOLICITATION STATEMENT/PROSPECTUS, DATED AUGUST 7, 2001, AND THE RELATED CONSENT
  AND LETTER OF TRANSMITTAL, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO, AND IS
     BEING MADE TO ALL HOLDERS OF LEGACY DEBENTURES AND LEGACY NOTES. PRICE ENTERPRISES, INC. IS NOT AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE
  EXCHANGE OFFER AND CONSENT SOLICITATION IS NOT IN COMPLIANCE WITH APPLICABLE LAW. IF ENTERPRISES BECOMES AWARE OF ANY JURISDICTION IN WHICH THE MAKING OF THE
    EXCHANGE OFFER AND CONSENT SOLICITATION WOULD NOT BE IN COMPLIANCE WITH APPLICABLE LAW, ENTERPRISES WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH ANY
 SUCH LAW. IF, AFTER SUCH GOOD FAITH EFFORT, ENTERPRISES CANNOT COMPLY WITH ANY SUCH LAW, THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL NOT BE MADE TO (NOR
WILL TENDERS OF LEGACY DEBENTURES AND LEGACY NOTES AND CONSENTS BE ACCEPTED FROM
 OR ON BEHALF OF) THE HOLDERS OF LEGACY DEBENTURES AND LEGACY NOTES RESIDING IN SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE EXCHANGE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE
  EXCHANGE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF ENTERPRISES BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF THAT JURISDICTION.

                           NOTICE OF OFFER TO EXCHANGE
       SHARES OF 8 3/4% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK OF

                             PRICE ENTERPRISES, INC.
                           FOR ANY AND ALL OUTSTANDING

       9% CONVERTIBLE REDEEMABLE SUBORDINATED SECURED DEBENTURES DUE 2004

                                       AND

                  10% SENIOR REDEEMABLE SECURED NOTES DUE 2004

                                       OF

                            EXCEL LEGACY CORPORATION
                                       AND

        SOLICITATION OF CONSENTS FOR AMENDMENT OF THE RELATED INDENTURES

--------------------------------------------------------------------------------
 THE EXCHANGE OFFER AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M.,
          NEW YORK CITY TIME, ON SEPTEMBER 11, 2001, UNLESS EXTENDED.
--------------------------------------------------------------------------------

     Price Enterprises, Inc., a Maryland corporation ("Enterprises"), is offering to exchange shares of its 83/4% Series A Cumulative Redeemable Preferred Stock, par value $0.0001 per share (the "Enterprises Series A Preferred Stock"), for any and all outstanding 9% Convertible Redeemable Subordinated Secured Debentures due 2004 (the "Legacy Debentures") and 10% Senior Redeemable Secured Notes due 2004 (the "Legacy Notes") of Excel Legacy Corporation, a Delaware corporation ("Legacy"), upon the terms and subject to the conditions set forth in the Consent Solicitation Statement/Prospectus, dated August 7, 2001 (the "Consent Solicitation Statement/Prospectus"), and the related Consent and Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Exchange Offer"). For purposes of the Exchange Offer, the Legacy Debentures and Legacy Notes are valued at their face value and the Enterprises Series A Preferred Stock is being valued at $15.00 per share. As a result, 66.67 shares of Enterprises Series A Preferred Stock (the "Exchange Offer Consideration") are being offered for each $1,000 in principal amount of Legacy Debentures and Legacy Notes tendered. Interest on the Legacy Debentures and Legacy Notes tendered will continue to accrue and be payable on the normal interest payment date of August 15, 2001, but will not accrue or be payable from that date to the date of exchange. Instead, tendering holders of Legacy Debentures and Legacy Notes accepted for exchange will be deemed holders of Enterprises Series A Preferred Stock as of August 16, 2001 with respect to the payment of distributions on the Enterprises Series A Preferred Stock. The board of directors of Enterprises is also soliciting the consents (the "Consent Solicitation") of holders of Legacy Debentures and Legacy Notes to amend the indentures governing the Legacy Debentures and Legacy Notes to release the collateral securing these securities. Holders who desire to tender their Legacy Debentures and Legacy Notes in the Exchange Offer are required to consent to the proposed amendments. As a result, if you tender your Legacy Debentures and Legacy Notes, you will be deemed to have consented to the proposed amendments with respect to the securities tendered. Enterprises will accept consents to the proposed amendments from holders who are not also tendering their Legacy Debentures and Legacy Notes in the Exchange Offer, but holders who consent to the proposed amendments and do not tender their Legacy Debentures and Legacy Notes will receive no consideration for consenting.

     Enterprises and Legacy have entered into a merger agreement, which provides that a wholly-owned subsidiary of Enterprises will merge with and into Legacy and Legacy will become a wholly-owned subsidiary of Enterprises. The merger agreement obligates Enterprises to commence the Exchange Offer and Consent Solicitation. The Exchange Offer and Consent Solicitation are conditioned on (1) the completion of the merger and (2) the general conditions described in the Consent Solicitation Statement/Prospectus.


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     LEGACY'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE EXCHANGE OFFER AND
THE MERGER AGREEMENT, UNANIMOUSLY RECOMMENDS APPROVAL OF THE MERGER AGREEMENT TO ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF LEGACY
DEBENTURES AND LEGACY NOTES ACCEPT THE EXCHANGE OFFER AND CONSENT TO THE
PROPOSED AMENDMENTS.

     The proposed amendments will amend the indentures governing the Legacy Debentures and Legacy Notes to (1) release the collateral securing the Legacy Debentures and Legacy Notes, (2) terminate the associated pledge agreements which pledge the collateral for the benefit of holders of Legacy Debentures and Legacy Notes, (3) delete definitions and cross-references from the indentures which would be rendered inapplicable as a result of the proposed amendments described above and (4) change the name of the securities to reflect that they are not secured obligations of Legacy. The consent of the holders of a majority of the outstanding principal amount of Legacy Debentures is required to approve the proposed amendments to the indenture governing the Legacy Debentures. The consent of the holders of a majority of the outstanding principal amount of the Legacy Notes is required to approve the proposed amendments to the indenture governing the Legacy Notes. If the proposed amendments become effective, the Legacy Debentures and Legacy Notes not tendered will become unsecured obligations of Legacy, a subsidiary of the combined company, Price Legacy Corporation.

     For purposes of the Exchange Offer, validly tendered Legacy Debentures and Legacy Notes will be deemed to have been accepted for exchange by Enterprises if, as and when it gives written notice thereof to Mellon Investor Services LLC in its capacity as exchange agent (the "Exchange Agent"). For purposes of the Consent Solicitation, consents delivered to the Exchange Agent will be deemed to have been accepted by Enterprises if, as and when Legacy and the trustee execute the supplemental indentures after the expiration date. Upon the terms and subject to the conditions of the Exchange Offer (including if the Exchange Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, Enterprises (1) will exchange shares of Enterprises Series A Preferred Stock for all Legacy Debentures and Legacy Notes validly tendered (and not withdrawn) under the Exchange Offer on or prior to the expiration date that are coupled with consents validly delivered or deemed delivered (and not revoked) under the Consent Solicitation on or prior to the expiration date and (2) accept all consents validly delivered or deemed delivered (and not revoked) under the Consent Solicitation on or prior to the expiration date. This exchange will be made by the deposit by Enterprises of shares of Enterprises Series A Preferred Stock constituting the Exchange Offer Consideration with the Exchange Agent as soon as practicable after the expiration date so that the exchange of shares of Enterprises Series A Preferred Stock representing the Exchange Offer Consideration may be delivered to tendering debtholders as soon as practicable after the expiration date. The Exchange Agent will act as agent for tendering debtholders for the purpose of delivering shares of Enterprises Series A Preferred Stock in exchange for Legacy Debentures and Legacy Notes and associated consents. In all cases, exchange by the Exchange Agent of shares of Enterprises Series A Preferred Stock for Legacy Debentures and Legacy Notes accepted for exchange under the Exchange Offer will be made only after timely receipt by the Exchange Agent of (A) certificates representing such Legacy Debentures and Legacy Notes or timely confirmation of a book-entry transfer of such Legacy Debentures and Legacy Notes into the Exchange Agent's account at the Depository Trust Company, (B) a properly completed and duly executed Consent and Letter of Transmittal (or a manually signed facsimile thereof) and (C) any other documents required by the Consent and Letter of Transmittal.

     The Exchange Offer may be terminated prior to the expiration date if the merger agreement is terminated. Subject to applicable securities laws and the terms and conditions in the Consent Solicitation Statement/Prospectus, Enterprises also reserves the right, on or prior to the expiration of the Exchange Offer, to (1) waive any and all conditions to the Exchange Offer and Consent Solicitation, (2) extend or terminate the Exchange Offer and Consent Solicitation or (3) otherwise amend the Exchange Offer and Consent Solicitation in any respect. Any extension, amendment or termination will be followed promptly by a public announcement. The announcement will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration of the Exchange Offer. During any extension, all Legacy Debentures and Legacy Notes tendered and not withdrawn will remain tendered, subject to the right of a tendering debtholder to withdraw tendered Legacy Debentures and Legacy Notes.

     Tenders of Legacy Debentures and Legacy Notes pursuant to the Exchange Offer are irrevocable, except that Legacy Debentures and Legacy Notes may be withdrawn (1) at any time on or prior to 5:00 p.m., New York City time, on September 11, 2001 (or the latest time and date at which the Exchange Offer, if extended by Enterprises, shall expire) or (2) if the Exchange Offer is terminated without any Legacy Debentures and Legacy Notes being exchanged thereunder. A valid withdrawal of tendered Legacy Debentures and Legacy Notes effected on or prior to the expiration date will constitute the concurrent valid revocation of the related consent. In order to revoke a consent, the tendering debtholder must withdraw any related tendered Legacy Debentures and Legacy Notes. For a withdrawal of tendered Legacy Debentures and Legacy Notes or the revocation of consents, as the case may be, to be effective, a written or facsimile transmission notice of withdrawal or revocation must be received by the Exchange Agent on or prior to the expiration date at its address set forth on the back cover of the Consent Solicitation Statement/Prospectus. Any such notice of withdrawal must (A) specify the name of the person who tendered the Legacy Debentures and Legacy Notes to be withdrawn or to which the revocation of consents relates, (B) contain the description of the Legacy Debentures and Legacy Notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing those Legacy Debentures and Legacy Notes (unless those Legacy Debentures and Legacy Notes were tendered by book-entry transfer) and the aggregate principal amount represented by those Legacy Debentures and Legacy Notes and (C) be signed in the same manner as the original signature on the Consent and Letter of Transmittal by which those Legacy Debentures and Legacy Notes were tendered (including any required signature guarantees) or the related consent was given or be accompanied by evidence sufficient to the Exchange Agent that the person withdrawing the tender or revoking the consent has succeeded to the beneficial ownership of the Legacy Debentures and Legacy Notes. A valid revocation of consents effected on or prior to the expiration date will constitute the concurrent valid withdrawal of the Legacy Debentures and Legacy Notes to which those consents relate. All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal and revocation of consents will be determined by Enterprises, in its reasonable discretion (which determination shall be final and binding). Neither Enterprises, the Exchange Agent, Mellon Investor Services LLC in its capacity as information agent (the "Information Agent"), the trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation of consents, or incur any liability for failure to give any such notification.

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     The information required to be disclosed by Rule 13e-4(d)(1) under the
Securities Exchange Act of 1934, as amended, is contained in the Schedule TO and Consent Solicitation Statement/Prospectus filed by Enterprises with the Securities and Exchange Commission and is incorporated herein by reference.

     Legacy has provided Enterprises with Legacy's debtholder list for the purpose of disseminating the Exchange Offer to holders of Legacy Debentures and Legacy Notes. The Consent Solicitation Statement/Prospectus and the related Consent and Letter of Transmittal will be mailed to record holders of the Legacy Debentures and Legacy Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Legacy's debtholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of the Legacy Debentures and Legacy Notes.

     THE CONSENT SOLICITATION STATEMENT/PROSPECTUS AND THE RELATED CONSENT AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE EXCHANGE OFFER.

     Questions and requests for assistance or for copies of the Consent Solicitation Statement/Prospectus and the related Consent and Letter of Transmittal, and other Exchange Offer materials, may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Enterprises' expense. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Exchange Offer and Consent Solicitation. No fees or commissions will be paid to brokers, dealers or other persons (other than the Exchange Agent and Information Agent) for soliciting tenders of Legacy Debentures and Legacy Notes pursuant to the Exchange Offer.

       THE INFORMATION AGENT AND EXCHANGE AGENT FOR THE EXCHANGE OFFER AND
                            CONSENT SOLICITATION IS:

                          MELLON INVESTOR SERVICES LLC
                                 44 Wall Street
                                    7th Floor
                               New York, NY 10005
                           For Inquiries, Please Call:
                                 (800) 335-7842
August 10, 2001